Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
Allianz Variable Insurance Products Trust:

We consent to the use of our reports dated February 24, 2012 for the Allianz Variable Insurance Products Trust, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
April 20, 2012